Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related prospectus of Melco Resorts & Entertainment Limited for the registration of American Depositary Shares (each representing three ordinary shares) and ordinary shares and to the incorporation by reference therein of our reports dated March 22, 2024, with respect to the consolidated financial statements of Melco Resorts & Entertainment Limited, and the effectiveness of internal control over financial reporting of Melco Resorts & Entertainment Limited, included in its Annual Report (Form 20-F) for the year ended December 31, 2023 and the financial statement schedule of Melco Resorts & Entertainment Limited included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Singapore

June 18, 2024